LICENSE AND SUPPLY AGREEMENT

THIS AGREEMENT (hereinafter "Agreement") is between Lyon Capital Venture Corp., a Nevada corporation (hereinafter "LICENSEE"), and Ceramatec, Inc., a Utah Corporation, having its primary place of business located at 2425 South 900 West, Salt Lake City, Utah 84119 (hereinafter "CERAMATEC").

RECITALS

CERAMATEC owns certain patent and technology rights related to glid arc plasma oxidizer technology; and

LICENSEE wishes to obtain a world wide, exclusive, royalty free license from CERAMATEC to practice CERAMATEC's glid arc plasma oxidizer technology for the total and complete destruction of solid and liquid hazardous chemicals and BIOLOGICALS and not for the destruction of off-gas or off-liquid from the destruction of chemical weapons, and not for the destruction of landfill gas.

NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the parties agree as follows:

I. EFFECTIVE DATE

1.1 This AGREEMENT is effective as of February 1, 2007 ("Effective Date").

II. DEFINITIONS

As used in this AGREEMENT, the following terms have the meanings indicated:

2.1 AFFILIATE means any business entity more than 50% owned by LICENSEE, any business entity which owns more than 50% of LICENSEE, or any business entity that is more than 50% owned by a business entity that owns more than 50% of LICENSEE.

2.2 BIOLOGICALS means medical and medical waste including but not limited to cells, fungal matter, viral cultures, bacteria, yeast, and cancerous tissue.

2.3 FIELD OF USE means the total and complete destruction of solid and liquid hazardous chemicals and BIOLOGICALS by full oxidation and does not include the destruction of off-gas or off-liquid from the destruction of chemical weapons, does not include the destruction of landfill gas, and does not include uses for recovering energy.

2.4 GROSS REVENUES means the gross revenues received by LICENSEE from the SALE of LICENSED PRODUCTS less sales discounts actually granted, sales and/or use taxes actually paid, import and/or export duties actually paid, outbound transportation

actually prepaid or allowed, and amounts actually allowed or credited due to returns (not exceeding the original billing or invoice amount).

2.5 LICENSED SUBJECT MATTER means any product (including without limitation equipment) or service comprising or related to CERAMATEC's PATENT RIGHTS within the FIELD OF USE.

2.6 PATENT RIGHTS means CERAMATEC's rights in information or discoveries claimed in invention disclosures, patents, and/or patent applications, whether domestic or foreign, and all divisionals, continuations, continuations-in-part, reissues, reexaminations or extensions thereof, and any letters patent that issue thereon, as defined in Exhibit A attached hereto.

2.7 SALE or SOLD means the transfer or disposition of LICENSED SUBJECT MATTER for value to a party other than LICENSEE or AFFILIATE.

III. LICENSE

3.1 Subject to the terms of this Agreement, CERAMATEC hereby grants to LICENSEE a world wide, royalty free, exclusive license to use, offer to sell and/or sell LICENSED SUBJECT MATTER in the FIELD OF USE. This grant is subject to Sections 14.2 and 14.3 hereinbelow, the payment by LICENSEE to CERAMATEC of all consideration as provided herein, the timely payment of all amounts due under supply provisions of this Agreement and minimum purchase requirements of this Agreement, and is further subject to the following rights retained by CERAMATEC to:

(a) Publish the general scientific findings from research related to LICENSED SUBJECT MATTER, subject to the terms of Article XI - Confidential Information and Publication;

(b) Use LICENSED SUBJECT MATTER for educationally-related research, teaching, patient care, and other purposes;

(c) Use LICENSED SUBJECT MATTER to raise funds from government agencies to develop improvements to CERAMATEC's PATENT RIGHTS; and

(d) Manufacture LICENSED SUBJECT MATTER.

3.2 LICENSEE may not grant sublicenses under this Agreement without the express written consent of CERAMATEC, but may extend the license granted herein to any AFFILIATE provided that the AFFILIATE consents in writing to be bound by this AGREEMENT to the same extent as LICENSEE.

3.3 Unless otherwise terminated pursuant to the terms of this Agreement, this grant is for the life of the issued and valid patents with claims covering the LICENSED SUBJECT MATTER, subject to any terminal disclaimers.

3.4 Upon termination of this AGREEMENT for any reason, any and all rights licensed to LICENSEE or any sublicense under this Agreement or any sublicense agreement shall automatically revert back to CERAMATEC.

3.5 If CERAMATEC is not able to sell its stock granted under this Agreement for at least $700,000.00 within the first two years after it is allowed to sell its stock under this Agreement, then any license granted under this Agreement shall become non-exclusive.

IV. WARRANTY/REPRESENTATIONS

4.1 Except for the rights, if any, of the Government of the United States of America as set forth below, CERAMATEC represents and warrants its belief that (a) it is the owner of the entire right, title, and interest in and to the LICENSED SUBJECT MATTER and (b) it has the sole right to grant licenses thereunder in the FIELD OF USE.

4.2 LICENSEE understands that the LICENSED SUBJECT MATTER may have been developed under a funding agreement with the Government of the United States of America and, if so, that the Government may have certain rights relative thereto. This AGREEMENT is explicitly made subject to the Government's rights under any such agreement and any applicable law or regulation. To the extent that there is a conflict between any such agreement, applicable law or regulation and this AGREEMENT, the terms of such Government agreement, applicable law or regulation shall prevail.

4.3 LICENSEE understands and agrees that CERAMATEC, by this AGREEMENT, makes no representation as to the operability or fitness for any use, safety, and efficacy, approvability by regulatory authorities, time and cost of development, patentability, and/or breadth of the LICENSED SUBJECT MATTER. CERAMATEC, by this AGREEMENT, also makes no representation as to whether any patent covered by PATENT RIGHTS is valid or as to whether there are any patents now held, or which will be held, by others or by CERAMATEC in the FIELD OF USE, nor does CERAMATEC make any representation that the inventions contained in PATENT RIGHTS do not infringe any other patents now held or that will be held by others or by CERAMATEC.

4.4 LICENSEE, by execution hereof, acknowledges, covenants and agrees that LICENSEE has not been induced in any way by CERAMATEC or employees thereof to enter into this AGREEMENT, and further warrants and represents that (a) LICENSEE has conducted sufficient due diligence with respect to all items and issues pertaining to this AGREEMENT; and (b) LICENSEE has adequate knowledge and expertise, or has used knowledgeable and expert consultants, to adequately conduct such due diligence, and agrees to accept all risks inherent herein.

4.5 LICENSEE warrants and represents that it is authorized to grant the stock granted to CERAMATEC under Article V of this Agreement.

V. CONSIDERATION, PAYMENTS AND REPORTS

5.1 In consideration of rights granted by CERAMATEC to LICENSEE under this AGREEMENT, LICENSEE agrees to grant to CERAMATEC the following:

(a) Eight hundred and fifty thousand (850,000) shares of the authorized $0.001 par value Common Stock of LICENSEE; and

(b) The exclusive right to supply LICENSED SUBJECT MATTER to LICENSEE.

5.2 Subject to any Securities and Exchange Commission regulation, CERAMATEC may sell its stock starting two years from the Effective Date of this agreement. When CERAMATEC desires to sell its stock, CERAMETEC shall notify LICENSEE and LICENSEE shall have the right of first refusal to purchase the stock for a share price equal to the average high share price of the stock for the immediately preceding five (5) business days. LICENSEE shall have until 4:00 p.m. (mountain time zone) to exercise its option under this Section. If LICENSEE exercises its right to purchase, LICENSEE shall have seventy-two (72) hours to make payment to CERAMATEC. In the event that LICENSEE does not make payment within the required time, then LICENSEE's right of first refusal to purchase CERAMATEC's stock is waived for all future sales of CERAMATEC stock.

5.3 During the term of this AGREEMENT and for one year thereafter, LICENSEE agrees to keep complete and accurate records of LICENSEE's and any sublicensee's SALES, uses and GROSS REVENUES of LICENSED SUBJECT MATTER, and shares of stock, warrants and options issued by LICENSEE. LICENSEE agrees to permit CERAMATEC or its representatives, at CERAMATEC's expense, to periodically examine its books, ledgers, and records during regular business hours for the purpose of and to the extent necessary to verify any report required under this AGREEMENT.

5.4 LICENSEE will deliver to CERAMATEC a written progress report, including a summary of the recorded information of Section 5.3, at least semiannually. Such report shall also include LICENSEE's efforts and accomplishments during the preceding year in diligently commercializing LICENSED SUBJECT MATTER in the FIELD OF USE.

VI. SUPPLY OF LICENSED SUBJECT MATTER

6.1 During the period set forth in Article 3.3, LICENSEE shall purchase from CERAMATEC, and CERAMATEC shall sell to LICENSEE, all of LICENSEE's requirements for glid arc plasma oxidizer units (including spares) for the destruction of hazardous chemicals and BIOLOGICALS at CERAMATEC's fully-burdened cost (determined based on Defense Contract Audit Agency guidelines or other method agreed upon in writing by CERAMATEC and LICENSEE) of fabrication or purchase, plus a fee equal to ten percent (10%) of the fully burdened cost of the plasma oxidizer units (including spares) or ten percent (10%) of any amount paid to a third party under Section 6.3.

6.2 In order for LICENSEE to maintain an exclusive license under this Agreement, LICENSEE shall meet the following minimum purchase requirements annually starting with calendar year 2007:

2007	-	$ 0	dollars worth of glid arc plasma oxidizer(s)
2008	-	$ 100,000	dollars worth of glid arc plasma oxidizer(s)
2009	-	$ 200,000	dollars worth of glid arc plasma oxidizer(s)
Each remaining year of the Agreement			
	-	$ 600,000	dollars worth of glid arc plasma oxidizer(s)

If the minimum purchase requirement is not met for any year, the license grant of this agreement shall automatically convert from exclusive to nonexclusive for the remainder of the term of the Agreement.

6.3 Should CERAMATEC not be able to match a third party's cost or time frame to produce the plasma oxidizer units, (i) both parties will agree upon a third party to produce the plasma oxidizer units until such time as CERAMATEC could match the third party's cost or time frame to produce the plasma oxidizer units, (ii) CERAMATEC would grant LICENSEE the right to sublicence to the third party the nonexclusive right to manufacture LICENSED SUBJECT MATTER in the FIELD OF USE, subject to the terms of this Agreement, (iii) LICENSEE will draft and execute a nonexclusive manufacturing sublicense directly with the third party, the terms and conditions of which sublicense will be subject to CERAMATEC's approval, and (iv) LICENSEE would pay CERAMATEC an additional fee equal to five percent (5%) of the total costs charged to LICENSEE by said third party. The terms of this Agreement, including the minimum purchase requirements, shall apply to any third party. If any third party sublicensee is in violation of the terms of its sublicense, including specifically, acting beyond the limited scope of its manufacturing sublicense or operating outside the FIELD OF USE, LICENSEE shall immediately notify sublicense of such violation and if sublicense does not remedy the violation within thirty (30) days, this AGREEMENT and the sublicense agreement shall automatically terminate.

6.4 CERAMATEC shall maintain complete records of all of its costs of fabrication or purchase of glid arc plasma oxidizers sold to LICENSEE pursuant to Article 6.1. CERAMATEC shall provide to LICENSEE, its auditors, advisors, regulators, access at reasonable times to all such records related to the calculation of such costs for the purpose of confirming such costs. Such access shall be provided upon at least two (2) and not more than five (5) business day's written notice to CERAMATEC. CERAMATEC shall provide to LICENSEE such assistance and cooperation as they may reasonably require.

6.5 ALL IMPLIED WARRANTIES INCLUDING ANY WARRANTY OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED.

VII. TERM AND TERMINATION

7.1 The term of this Agreement is from the Effective Date to the full end of the term or terms for which Patent Rights have not expired.

7.2 This Agreement will earlier terminate:

a. automatically if LICENSEE becomes bankrupt or insolvent and/or if the business of LICENSEE is placed in the hands of a receiver, assignee, or trustee, whether by voluntary act of LICENSEE or otherwise; or

b. upon 30 days written notice from CERAMATEC if LICENSEE breaches or defaults on its obligation to make payments (if any are due) or reports, in accordance with the terms of Article V, unless, before the end of the 30 day period, LICENSEE has cured the default or breach and so notifies CERAMATEC, stating the manner of the cure; or

c. upon 60 days written notice if LICENSEE breaches or defaults on any other obligation under this Agreement, unless, before the end of the 60 day period, LICENSEE has cured the default or breach and so notifies CERAMATEC, stating the manner of the cure; or

d. in CERAMATEC's sole discretion, if any third party licensee is in violation of the terms of this Agreement, including specifically, acting beyond the limited scope of its manufacturing sublicense or operating outside the FIELD OF USE; or

e. at any time by mutual written agreement between LICENSEE and CERAMATEC, upon 60 days written notice to all parties and subject to any terms herein which survive termination.

7.3 If this Agreement is terminated for any cause:

a. nothing herein will be construed to release either party of any obligation matured prior to the effective date of the termination; and

b. any sublicense between LICENSEE and any third party shall immediately and automatically terminate; and

c. all rights granted to LICENSEE under this Agreement and all rights granted to any third party will revert back to CERAMATEC; and

d. LICENSEE will be bound by the provisions of Articles 11 (Indemnification), 12 (Use of CERAMATEC's Name), and 13 (Confidential Information) of this Agreement.

7.4 If CERAMATEC unilaterally terminates this Agreement before the term hereof and not for any of the reasons enumerated in Section 7.2, then the provisions of Section 7.3

shall apply and CERAMATEC shall forfeit any unsold shares of stock granted under Section 5.1(a) to LICENSEE.

VIII. INFRINGEMENT BY THIRD PARTIES

8.1 LICENSEE, at its expense, must enforce any patent exclusively licensed hereunder against infringement by third parties and it is entitled to retain recovery from such enforcement. If LICENSEE does not file suit against a substantial infringer of a patent within 6 months of knowledge thereof, then CERAMATEC, in its sole discretion, may enforce any patent licensed hereunder on behalf of itself and LICENSEE, CERAMATEC retaining all recoveries from such enforcement and/or reducing the license granted hereunder to non-exclusive.

8.2 In any infringement suit or dispute, the parties agree to cooperate fully with each other. At the request and expense of the party bringing suit, the other party will permit access to all relevant personnel, records, papers, information, samples, specimens, etc., during regular business hours.

IX. ASSIGNMENT

Except in connection with the sale of substantially all of LICENSEE's assets to a third party, this Agreement may not be assigned by LICENSEE without the prior written consent of CERAMATEC, which will not be unreasonably withheld.

X. PATENT MARKING

LICENSEE must permanently and legibly mark all products and documentation sold or used by it under this Agreement with a patent notice as may be permitted or required under Title 35, United States Code.

XI. INDEMNIFICATION AND INSURANCE

11.1 LICENSEE agrees to hold harmless and indemnify CERAMATEC, its officers, employees and agents from and against any claims, demands, or causes of action whatsoever, including without limitation those arising on account of any injury or death of persons or damage to property caused by, or arising out of, or resulting from, the exercise or practice of the license granted hereunder by LICENSEE, its Affiliates or their officers, employees, agents or representatives.

11.2 In no event shall CERAMATEC be liable for any indirect, special, consequential or punitive damages (including, without limitation, damages for loss of profits or expected savings or other economic losses, or for injury to persons or property) arising out of or in connection with this Agreement or its subject matter, regardless of whether CERAMATEC knows or should know of the possibility of such damages.

11.3 Insurance

a. Beginning at the time when any Licensed Subject Matter is being distributed or sold (including for the purpose of obtaining regulatory approvals) by LICENSEE, LICENSEE shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $1,000,000 per incident and $2,000,000 annual aggregate. Such commercial general liability insurance shall provide (i) product liability coverage; (ii) broad form contractual liability coverage for LICENSEE's indemnification under this Agreement; and (iii) coverage for litigation costs. The minimum amounts of insurance coverage required shall not be construed to create a limit of LICENSEE's liability with respect to its indemnification under this Agreement.

b. LICENSEE shall provide CERAMATEC with written evidence of such insurance upon CERAMATEC's request. LICENSEE shall provide CERAMATEC with written notice of at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance.

c. LICENSEE shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any Licensed Subject Matter developed pursuant to this Agreement is being commercial distributed or sold by LICENSEE or by a sublicensee or agent of LICENSEE; and (ii) the five (5) year period immediately after such period.

XII. USE OF CERAMATEC'S NAME

LICENSEE may not use the name of CERAMATEC without CERAMATEC's express written consent, which will not be unreasonably withheld. LICENSEE shall provide a copy of any desired use of CERAMATEC's name to CERAMATEC along with the request for written consent to use CERAMATEC's name. Under no circumstances is LICENSEE authorized to use CERAMATEC's name before the issuance of stock under Section 5.1(a) of this Agreement. CERAMATEC understands that after the execution of this License And Supply Agreement LICENSEE desires to disclose in a public announcement that it has obtained a license from CERAMATEC. LICENSEE agrees that CERAMATEC must approve the content of the public announcement before it is publicly disclosed.

XIII. CONFIDENTIAL INFORMATION AND PUBLICATION

13.1 CERAMATEC and LICENSEE each agree that all information contained in documents marked "confidential," "proprietary," or with similar markings and forwarded to one by the other (i) be received in strict confidence, (ii) be used only for the purposes of this Agreement, and (iii) not be disclosed by the recipient party, its agents or employees without the prior written consent of the other party, except to the extent that the recipient party can establish competent written proof that such information:

a. was in the public domain at the time of disclosure;

b. later became part of the public domain through no act or omission of the recipient party, it's employees, agents, successors or assigns;

c. was lawfully disclosed to the recipient party by a third party having the right to disclose it;

d. was already known by the recipient party at the time of disclosure;

e. was independently developed by the recipient; or

f. is required by law or regulation to be disclosed.

13.2 Each party's obligation of confidence hereunder shall be fulfilled by using at least the same degree of care with the other party's confidential information as it uses to protect its own confidential information. This obligation shall exist while this Agreement is in force and for a period of five (5) years thereafter.

XIV. PATENTS AND INVENTIONS

14.1 Any inventions or technology made or developed, and any intellectual property rights therein or relating thereto, including but not limited to patent applications and patents (including divisional, continuations, continuations-in-part, reissues, reexaminations, extensions, and substitutions thereof) filed or unfiled as shown by corroborated evidence, or owned by or licensed to any of the parties hereto prior to the Agreement Date, with the exception of the Licensed Subject Matter, shall continue to belong to such party and shall not be affected by this Agreement.

14.2 Any Improvements to the CERAMATEC PATENT RIGHTS shall be owned by CERAMATEC, but shall be included within the LICENSED SUBJECT MATTER for the FIELD OF USE, subject to the license grant set forth in Article 4, below, and the requirements set forth in Article 6, below. LICENSEE shall cooperate with CERAMATEC in obtaining any assignments necessitated by this section.

14.3 If after consultation with LICENSEE, both parties agree that a patent application should be filed for Licensed Subject Matter, CERAMATEC will prepare and file the appropriate patent applications, and LICENSEE will pay the cost of searching, preparing, filing, prosecuting and maintaining same. If LICENSEE notifies CERAMATEC that it does not intend to pay the cost of an application, or if LICENSEE does not respond or make an effort to agree with CERAMATEC on the disposition of rights in the subject invention, then CERAMATEC may file an application at its own expense and LICENSEE will have no rights to the invention. CERAMATEC will provide LICENSEE a copy of any patent application for which LICENSEE has paid the cost of filing, as well as copies of any documents received or filed with the respective patent office during the prosecution thereof.

XV. ALTERNATE DISPUTE RESOLUTION

15.1 Any dispute or controversy arising out of or relating to this Agreement, its construction or its actual or alleged breach will be decided by mediation. If the mediation does not result in a resolution of such dispute or controversy, it will be finally decided by an appropriate method of alternate dispute resolution, including without limitation, arbitration, conducted in the city of Salt Lake City, Utah in accordance with the Commercial Dispute Resolution Procedures of the American Arbitration Association. The arbitration panel will include members knowledgeable in the evaluation of plasma oxidizer technology. Judgment upon the award rendered may be entered in the highest court or forum having jurisdiction, state or federal. The provisions of this Article XV will not apply to decisions on the validity of patent claims or to any dispute or controversy as to which any treaty or law prohibits such arbitration. The decision of the arbitration must be sanctioned by a court of law having jurisdiction to be binding upon and enforceable by the parties.

XVI. GENERAL

16.1 This Agreement constitutes the entire and only agreement between the parties for Licensed Subject Matter and all other prior negotiations, representations, agreements, and understandings are superseded hereby. No agreements altering or supplementing the terms hereof may be made except by a written document signed by both parties.

16.2 Any notice required by this Agreement must be given by prepaid, first class, certified mail, return receipt requested and addressed to:

CERAMATEC
2425 South 900 West
Salt Lake City, UT 94118
Attention: Legal Department
Phone: (801) 978-2186

or in the case of LICENSEE to:

LYON CAPITAL VENTURE CORP.
8500 South East Jayhawk Drive
Riverton, KS 66770
Attention: Fortunato Villamagna
Phone: (405) 947-0765
Fax: (405) 947-0766

or other addresses as may be given from time to time under the terms of this notice provision.

16.3 LICENSEE must comply with all applicable federal, state and local laws and regulations in connection with its activities pursuant to this Agreement.

16.4 This Agreement will be construed and enforced in accordance with the laws of the United States of America and of the State of Utah.

16.5 Failure of CERAMATEC to enforce a right under this Agreement will not act as a waiver of that right or the ability to later assert that right relative to the particular situation involved.

16.6 Headings are included herein for convenience only and shall not be used to construe this Agreement.

16.7 If any part of this Agreement is for any reason found to be unenforceable, all other parts nevertheless remain enforceable.

IN WITNESS WHEREOF, parties hereto have caused their duly authorized representatives to execute this Agreement.

CERAMATEC, Inc.	Lyon Capital Venture Corp.
By [signature]	By [signature]
Name: ASHOK JOSHI Chief Administrative Officer or Designee	Name: SURESH SUBRAMANIAN Title: President & Chief Operating Officer
Date: March 7, 2007.	Date: March 5, 2007

Exhibit A

App. #	Application Title
60/807,363	Apparatus And Method Of Oxidation Utilizing A Gliding Electric Arc
60/891,166	Apparatus and Method of Electric Arc Incineration
60/891,421	Apparatus and Method of Oxidation Utilizing Ceramic Discharge Electrodes
2006-136705 (Japan)	Off Gas Treatment System Patent
11/167,572	Plasma-Catalytic Conversion of Carbonaceous Matters

Other:

Know-how, data, software, hardware developed under the following programs that is licensable by Ceramatec:

Demonstration of SOFC operation on JP-8 reformate produced by a cold plasma process. US Air Force Phase II Grant No. F42650-03-P-2750

Ultra-pure Hydrogen Generation from Logistic Fuels
US Navy Phase I Grant No. N655538-05-M-0145